Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2011

NEWS CORPORATION REPORTS THIRD QUARTER

NET INCOME OF $639 MILLION AND TOTAL SEGMENT

OPERATING INCOME OF $1.06 BILLION

NEW YORK, NY, May 4, 2011 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported third quarter total segment operating income(1) of $1.06 billion compared with $1.25 billion reported a year ago. These results include a $125 million pre-tax charge ($80 million or $0.03 per share, net of tax) at the Company’s Integrated Marketing Services business related to the settlement of litigation. Excluding this charge, third quarter adjusted total segment operating income of $1.19 billion decreased 5% from the prior year, as significant operating income increases at the Television and Cable Network Programming segments were more than offset by decreases at the Filmed Entertainment segment, reflecting the prior year contributions from Avatar, and at the Publishing segment.

The Company reported third quarter net income of $639 million ($0.24 per share) compared with $839 million ($0.32 per share) in the third quarter a year ago. Excluding the net income effects in both periods of non-recurring items, third quarter adjusted earnings per share(2) this year are $0.26 compared with the adjusted year-ago result of $0.29.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“As we anticipated, News Corporation’s third quarter financial results faced challenging comparisons when set against last year’s record Avatar contribution at our Filmed Entertainment business. However, the great response to Rio and our confidence in our upcoming releases, indicate that the difficult comparisons in this segment over the past nine months are now behind us. Looking beyond our film business, I am delighted with the continued and significant operational momentum of our channels businesses, with their market-leading positions across the globe. I’m particularly pleased that our Television segment, viewed by the market just one year ago as a challenged business, more than quadrupled its earnings contributions over the prior year quarter on the strength of the national advertising market, increased retransmission consent revenues, and the popularity of our programming. And our largest earnings generator, Cable Networks, increased earnings 25% on 13% revenue growth. I fully expect these vibrant businesses to continue driving future profit growth for News Corporation and to ensure our strength in the years ahead.”

(1)	Total segment operating income is a non-GAAP financial measure. See page 11 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.
(2)	See page 10 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income (Loss)

	3 Months Ended			9 Months Ended
	March 31,			March 31,
	2011		2010	2011		2010
	US $ Millions

Cable Network Programming	$735		$588	$2,129		$1,705
Filmed Entertainment	248		497	717		1,212
Television	192		40	448		107
Direct Broadcast Satellite Television	17		35	87		133
Publishing	36	*	243	594	*	271	*
Other	(165)		(150)	(477)		(401)

Total Segment Operating Income	$1,063	*	$1,253	$3,498	*	$3,027	*

*	The three and nine months ended March 31, 2011 include a litigation settlement charge of $125 million. Excluding this charge, total segment operating income is $1,188 million and $3,623 million in the three and nine months ended March 31, 2011, respectively.

The nine months ended March 31, 2010 include a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $3,527 million in the nine months ended March 31, 2010.

Cable Network Programming

Cable Network Programming reported third quarter segment operating income of $735 million, a 25%, or $147 million increase over the third quarter a year ago, driven by a 13% increase in revenue. Operating income contributions from the domestic channels increased 22%, and the Company’s international cable channels grew earnings by 34%.

Affiliate revenue growth of 10% at the domestic cable channels and 21% at the international cable channels for the third quarter of fiscal 2011 primarily reflects higher rates and subscribers. The domestic increase was led by rate increases at the Regional Sports Networks, while the international increase was driven by growth in Latin America and Asia.

Advertising revenue at the domestic cable channels grew 14% in the third quarter of fiscal 2011 over the prior year period led by pricing and 20% ratings growth at the FX Network. The international cable channels’ advertising revenue grew 18% over the prior year, primarily due to improving advertising markets and higher viewership trends, led by particular strength at our STAR India channels.

Filmed Entertainment

Filmed Entertainment reported third quarter segment operating income of $248 million, compared with $497 million reported in the same period a year ago. The prior year results, representing the highest quarterly results in the Company’s history, were driven by the theatrical box office success of Avatar, which contributed more than half of last year’s quarterly operating profit. Current year third quarter film results include the theatrical performance of Black Swan (winner of the Academy Award for Best Actress) which has generated nearly $300 million of worldwide box office receipts to date, as well as launch costs for the worldwide theatrical release of Rio (which has generated over $370 million of worldwide box office receipts to date). The successful theatrical performance of Rio will be reflected in the fourth quarter film results.

Television

Television reported third quarter segment operating income of $192 million, an increase of $152 million versus the same period a year ago, led by a 23% increase in revenues. This growth reflects an increase in advertising revenue driven by higher revenue from the broadcast of National Football League playoff games and Super Bowl XLV, as well as a stronger overall national advertising market. Also contributing to this growth were increased retransmission consent revenues and lower general entertainment programming costs resulting from the absence of 24 and lower costs at American Idol.

Direct Broadcast Satellite Television

SKY Italia reported third quarter segment operating income of $17 million, compared to $35 million of operating income reported a year ago. Local currency revenue declined slightly due to lower advertising contributions. Overall costs increased slightly as lower programming costs were offset by higher subscriber acquisition costs. Increased marketing efforts resulted in the addition of approximately 45,000 net new subscribers during the quarter, bringing SKY Italia’s quarter-end subscriber base to 4.92 million, its highest subscriber base ever.

Publishing

Publishing reported third quarter segment operating income of $36 million, a $207 million decrease compared with the $243 million reported a year ago, reflecting the current year’s $125 million litigation settlement charge at the Integrated Marketing Services business. Excluding this charge, segment operating income decreased $82 million from last year’s third quarter driven by advertising revenue declines at the Australian and U.K. newspapers, the inclusion of costs related to the launch of The Daily and lower contributions from the Integrated Marketing Services business. Also contributing to the decline is the absence of earnings contributions from the Dow Jones Index business due to its disposition in March 2010.

Other

The Other segment reported a third quarter operating loss of $165 million, which is $15 million greater than the prior year. This decline was primarily due to increased losses at Myspace, stemming largely from lower advertising and search revenues partially offset by lower operating expenses.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Fiscal 2011 third quarter earnings from affiliates were $111 million as compared to $181 million in the same period a year ago. This decline was driven by lower contributions from BSkyB due to a gain related to the partial sale of its ITV investment in the prior year.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended March 31,		9 Months Ended March 31,
	% Owned		2011	2010	2011	2010
	US $Millions
BSkyB	39%	(1)	$108	$176	$354	$338
Other affiliates	Various	(2)	3	5	(82)	(67)

Total equity earnings of affiliates			$111	$181	$272	$271

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Sky Deutschland, NDS, Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	9 Months Ended March 31,
	2011	2010

Australian Dollar/U.S. Dollar	0.96	0.88
U.K. Pounds Sterling/U.S. Dollar	1.58	1.61
Euro/U.S. Dollar	1.33	1.43

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com.

Audio from News Corp’s conference call with analysts on the third quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended		9 Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
	US $ Millions (except share related amounts)

Revenues	$8,256	$8,785	$24,443	$24,668

Operating expenses	(5,322)	(5,777)	(15,470)	(15,812)
Selling, general and administrative expenses	(1,588)	(1,461)	(4,638)	(4,939)
Depreciation and amortization	(283)	(294)	(837)	(890)
Impairment and restructuring charges	(3)	(6)	(285)	(36)
Equity earnings of affiliates	111	181	272	271
Interest expense, net	(244)	(247)	(706)	(761)
Interest income	31	20	85	61
Other, net	(19)	(45)	(41)	(143)

Income before income tax expense	939	1,156	2,823	2,419
Income tax expense	(257)	(295)	(657)	(677)

Net income	682	861	2,166	1,742
Less: Net income attributable to noncontrolling interests	(43)	(22)	(110)	(78)

Net income attributable to News Corporation stockholders	$639	$839	$2,056	$1,664

Weighted average shares:	2,631	2,627	2,628	2,625

Net income attributable to News Corporation stockholders per share:	$0.24	$0.32	$0.78	$0.63

CONSOLIDATED BALANCE SHEETS

	March 31, 2011	June 30, 2010
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$11,784	$8,709
Receivables, net	6,687	6,431
Inventories, net	2,358	2,392
Other	436	492

Total current assets	21,265	18,024

Non-current assets:
Receivables	370	346
Investments	4,571	3,515
Inventories, net	4,179	3,254
Property, plant and equipment, net	6,425	5,980
Intangible assets, net	8,335	8,306
Goodwill	14,311	13,749
Other non-current assets	975	1,210

Total assets	$60,431	$54,384

Liabilities and Equity
Current liabilities:
Borrowings	$37	$129
Accounts payable, accrued expenses and other current liabilities	5,493	5,204
Participations, residuals and royalties payable	1,614	1,682
Program rights payable	1,226	1,135
Deferred revenue	858	712

Total current liabilities	9,228	8,862

Non-current liabilities:
Borrowings	15,455	13,191
Other liabilities	3,045	2,979
Deferred income taxes	3,468	3,486
Redeemable noncontrolling interests	328	325
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,435	17,408
Retained earnings and accumulated other comprehensive income	10,952	7,679

Total News Corporation stockholders’ equity	28,413	25,113
Noncontrolling interests	494	428

Total equity	28,907	25,541

Total liabilities and equity	$60,431	$54,384

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 Months Ended March 31,
	2011	2010
	US $ Millions
Operating activities:
Net income	$2,166	$1,742
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	837	890
Amortization of cable distribution investments	69	64
Equity earnings of affiliates	(272)	(271)
Cash distributions received from affiliates	178	190
Impairment charges	168	—
Other, net	41	143
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(130)	(480)
Inventories, net	(747)	(465)
Accounts payable and other liabilities	168	1,166

Net cash provided by operating activities	2,478	2,979

Investing activities:
Property, plant and equipment, net of acquisitions	(817)	(661)
Acquisitions, net of cash acquired	(408)	(132)
Investments in equity affiliates	(273)	(307)
Other investments	(265)	(106)
Proceeds from dispositions	363	889

Net cash used in investing activities	(1,400)	(317)

Financing activities:
Borrowings	2,471	1,024
Repayment of borrowings	(417)	(1,869)
Issuance of shares	12	22
Dividends paid	(257)	(203)
Purchase of subsidiary shares from noncontrolling interests	(116)	—
Sale of subsidiary shares to noncontrolling interests	50	—
Other, net	—	2

Net cash provided by (used in) financing activities	1,743	(1,024)

Net increase in cash and cash equivalents	2,821	1,638
Cash and cash equivalents, beginning of period	8,709	6,540
Exchange movement on opening cash balance	254	5

Cash and cash equivalents, end of period	$11,784	$8,183

SEGMENT INFORMATION

	3 Months Ended March 31,			9 Months Ended March 31,
	2011		2010	2011		2010
	US $ Millions

Revenues

Cable Network Programming	$2,040		$1,798	$5,886		$5,160
Filmed Entertainment	1,554		2,422	4,866		5,841
Television	1,438		1,168	3,658		3,181
Direct Broadcast Satellite Television	923		954	2,723		2,889
Publishing	2,084		2,116	6,476		6,423
Other	217		327	834		1,174

Total Revenues	$8,256		$8,785	$24,443		$24,668

Segment Operating Income (Loss)

Cable Network Programming	$735		$588	$2,129		$1,705
Filmed Entertainment	248		497	717		1,212
Television	192		40	448		107
Direct Broadcast Satellite Television	17		35	87		133
Publishing	36	*	243	594	*	271	*
Other	(165)		(150)	(477)		(401)

Total Segment Operating Income	$1,063	*	$1,253	$3,498	*	$3,027	*

*	The three and nine months ended March 31, 2011 include a litigation settlement charge of $125 million. Excluding this charge, total segment operating income is $1,188 million and $3,623 million in the three and nine months ended March 31, 2011, respectively.

The nine months ended March 31, 2010 include a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $3,527 million in the nine months ended March 31, 2010.

NOTE 1 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding the Litigation settlement, “Other, net”, Restructuring charges and Equity affiliate adjustments may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income and earnings per share excluding the Litigation settlement, “Other, net”, Restructuring charges and Equity affiliate adjustments are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses net income and earnings per share excluding the Litigation settlement, “Other, net”, Restructuring charges and Equity affiliate adjustments to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share.

	3 Months Ended March 31, 2011		3 Months Ended March 31, 2010
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)

As reported	$639	$0.24	$839	$0.32

Litigation settlement (net of provision for income taxes of $45 for the three months ended March 31, 2011)	80	0.03	—	—

Other, net (net of provision for income taxes of $8 and $81 for the three months ended March 31, 2011 and 2010, respectively)	11	—	(36)	(0.01)

Restructuring charges (net of provision for income taxes of $1 and $2 for the three months ended March 31, 2011 and 2010, respectively)	2	—	4	—

Equity affiliate adjustments (net of provision for income taxes of $29 and $26 for the three months ended March 31, 2011 and 2010, respectively)*	(56)	(0.02)	(47)	(0.02)

Rounding	—	0.01	—	—

As adjusted	$676	$0.26	$760	$0.29

*	The three months ended March 31, 2011 were adjusted to exclude from NDS’ results its gain on the sale of its Open Bet business and the write-off of deferred financing costs from their debt restructuring.

The three months ended March 31, 2010 were adjusted to exclude from BSkyB’s results the gain on the sale of its ITV shares.

NOTE 2 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

The following table reconciles segment operating income before depreciation and amortization to income before income tax expense.

	3 Months Ended March 31,		9 Months Ended March 31,
	2011	2010	2011	2010
	US $ Millions

Segment Operating income before depreciation and amortization	$1,367	$1,566	$4,404	$3,981
Depreciation and amortization	(283)	(294)	(837)	(890)
Amortization of cable distribution investments	(21)	(19)	(69)	(64)

Total Segment Operating income	1,063	1,253	3,498	3,027
Impairment and restructuring charges	(3)	(6)	(285)	(36)
Equity earnings of affiliates	111	181	272	271
Interest expense, net	(244)	(247)	(706)	(761)
Interest income	31	20	85	61
Other, net	(19)	(45)	(41)	(143)

Income before income tax expense	$939	$1,156	$2,823	$2,419

	For the Three Months Ended March 31, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$792	$(36)	$(21)	$735
Filmed Entertainment	271	(23)	—	248
Television	214	(22)	—	192
Direct Broadcast Satellite Television	92	(75)	—	17
Publishing	132	(96)	—	36
Other	(134)	(31)	—	(165)

Consolidated Total	$1,367	$(283)	$(21)	$1,063

	For the Three Months Ended March 31, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$644	$(37)	$(19)	$588
Filmed Entertainment	520	(23)	—	497
Television	61	(21)	—	40
Direct Broadcast Satellite Television	105	(70)	—	35
Publishing	340	(97)	—	243
Other	(104)	(46)	—	(150)

Consolidated Total	$1,566	$(294)	$(19)	$1,253

	For the Nine Months Ended March 31, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$2,309	$(111)	$(69)	$2,129
Filmed Entertainment	785	(68)	—	717
Television	512	(64)	—	448
Direct Broadcast Satellite Television	294	(207)	—	87
Publishing	879	(285)	—	594
Other	(375)	(102)	—	(477)

Consolidated Total	$4,404	$(837)	$(69)	$3,498

	For the Nine Months Ended March 31, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$1,884	$(115)	$(64)	$1,705
Filmed Entertainment	1,281	(69)	—	1,212
Television	169	(62)	—	107
Direct Broadcast Satellite Television	341	(208)	—	133
Publishing	558	(287)	—	271
Other	(252)	(149)	—	(401)

Consolidated Total	$3,981	$(890)	$(64)	$3,027